Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida  33772

(727) 471-0444 Telephone

(727) 471-0447 Facsimile

www.huntlawgrp.com

Reply to:

cjh@huntlawgrp.com

January 15, 2015

Ms. Tania Martin-Mercado, President

Ygeia Consulting Group, Inc.

1278 Justin Road, Suite 109-B4

Lewisville, Texas 75077

Re:

Registration Statement on Form S-1 for Ygeia Consulting Group, Inc.

Dear Ms. Martin-Mercado:

You have requested our opinion, as counsel for Ygeia Consulting Group, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-1/A (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, regarding the legality of the 1,332,000 shares (the “Shares”) of Common Stock, par value $0.0001 per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.

Articles of Incorporation and amendments thereto;

2.

Bylaws;

3.

Resolutions of the Board of Directors authorizing the issuance of the Shares; and

4.

Such other documents and records as we have deemed relevant in connection with this opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and

Ms. Tania Martin-Mercado, President

Re: Ygeia Consulting Group, Inc.

January 15, 2015

directors of the Company regarding factual representations as we have deemed necessary for purposes of expressing the opinions set forth herein.  We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law.  This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

It is our opinion that each issued and outstanding share of Common Stock registered pursuant to the Registration Statement is legally issued, fully paid, and non-assessable under Florida law.  This opinion letter opines upon Florida law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/:  Clifford J. Hunt

Clifford J. Hunt, Esquire